Exhibit 8.2

Elite Education Group International Limited	D +852 3656 6054
E nathan.powell@ogier.com

Reference: NMP/FYC/178334.00001

24 February 2021

Dear Sirs

Elite Education Group International Limited (the Company)

We have acted as British Virgin Islands counsel to the Company in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the Registration Statement), as filed with the United States Securities and Exchange Commission (the Commission) under the United States Securities Act 1933, as amended (the Act) on December 15, 2020. The Registration Statement relates to the proposed offering (the Offering) of:

(i)	750,000 units (the Units) of securities of the Company, with each Unit consisting of (a) one share with a par value US$0.016 per share of the Company (the Ordinary Shares), (b) one Series A warrant to purchase one Ordinary Share (the Series A Warrants), and (c) one Series B warrant to purchase one Ordinary Share (the Series B Warrants, and collectively, with the Series A Warrants, the Warrants);

(ii)	up to 112,500 additional Ordinary Shares (the Over-allotment Shares) and/or Series A Warrants to purchase up to an aggregate of 112,500 Ordinary Shares and Series B Warrants to purchase up to an aggregate of 112,500 Ordinary Shares (the Over-allotment Warrants), in any combinations thereof, for 45 days after the date thereof to the underwriter to cover over-allotments (the Over-allotment Option); and

(iii)	underwriters’ warrants to purchase up to 10% of the Ordinary Shares sold in the Offering, exercisable for a period of five years from commencement of the sale of the Offering (the Underwriters’ Warrants).

The Ordinary Shares issued under the Registration Statement (including the Over-allotment Shares), and the Ordinary Shares issuable under the Warrants, the Over-allotment Warrants and Underwriters’ Warrants are referred to herein collectively as the Offering Shares.

The Offering Shares, the Warrants, the Over-allotment Warrants and the Underwriters’ Warrants are referred to herein collectively as the Securities. The Securities are being sold to the several underwriters named in, and pursuant to, an underwriting agreement to be entered by and among the Company and such underwriters (the Underwriting Agreement).

Ogier
British Virgin Islands, Cayman Islands, Guernsey, Jersey and Luxembourg practitioners

Floor 11 Central Tower 28 Queen’s Road Central Central Hong Kong T +852 3656 6000 F +852 3656 6001 ogier.com	Partners Nicholas Plowman Nathan Powell Anthony Oakes Oliver Payne Kate Hodson David Nelson Michael Snape Justin Davis James Bergstrom Marcus Leese

1	Documents examined

For the purposes of giving this opinion, we have examined originals, copies, or drafts of the following documents:

(a)	the constitutional documents and public records of the Company obtained from the Registry of Corporate Affairs in the British Virgin Islands (the Registrar) on 4 January 2021 (the Company Registry Records), including:

(i)	a copy of the certificate of incorporation of the Company dated 13 December 2017; and

(ii)	a copy of the memorandum and articles of association of the Company registered with the Registrar on 6 September 2019, and as further amended by a resolution of director dated 10 November 2020 and registered by the Registrar on 11 November 2020 (the Memorandum and Articles); and

(b)	the Registration Statement.

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in this paragraph 2 without having carried out any independent investigation or verification in respect of those assumptions:

(a)	all original documents examined by us are authentic and complete;

(b)	all copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete;

(c)	all copies of the Registration Statement are true and correct copies and the Registration Statement conform in every material respect to the latest drafts of the same produced to us and, where the Registration Statement has been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated;

(d)	no invitation has been or will be made by or on behalf of the Company to the public in the British Virgin Islands to subscribe for any Security and none of the Securities have been offered or issued to residents of the British Virgin Islands;

(e)	the information and each of the documents disclosed by the Company Registry Records was and is accurate, up-to-date and remains unchanged as at the date hereof and there is no information or document which has been delivered for registration, or which is required by the laws of the British Virgin Islands to be delivered for registration, which was not included and available for inspection in the Company Registry Records;

(f)	there are no agreements, documents or arrangements (other than the documents expressly referred to in this opinion as having been examined by us) that materially affect or modify our opinions; and

(g)	there is no provision of the law of any jurisdiction, other than the British Virgin Islands, which would have any implication in relation to the opinions expressed herein.

3	Opinion

On the basis of the examinations and assumptions referred to above and subject to the limitations and qualifications set forth in paragraph 4 below, we are of the opinion that the statements contained in page 72 of the Registration Statement in the section headed “British Virgin Islands Taxation”, in so far as they purport to summarise the laws or regulations of the British Virgin Islands, fairly and accurately summarise the matters referred to therein.

4	Limitations and Qualifications

4.1	We offer no opinion as to any laws other than the laws of the British Virgin Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Registration Statement as to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the British Virgin Islands.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the British Virgin Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the British Virgin Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific British Virgin Islands legislation is a reference to that legislation as amended to the date of this opinion.

6	Reliance

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the headings “Enforceability of Civil Liabilities” and “Legal Matters” of the Registration Statement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the Rules and Regulations of the Securities and Exchange Commission.

This opinion is given under Item 601 of Regulation S-K as our opinion regarding tax matters. All such statements are based upon laws and relevant interpretations thereof in effect as of the date of the Registration Statement, all of which are subject to change.

Yours faithfully

Ogier